A comparison of progeny from two different bulls

The Real Value of Genetics

By Brian Bertelsen, VP, Field Operations

Much has been said about the value of genetics. We now have a multitude of genetic prediction values available on commercial bulls offered for sale. The American Angus Association even has economically driven $Value Indexes which estimate the overall value of how future progeny of each sire are expected to perform compared to other sires and are reported in a dollar value format. Many USPB producers pay close attention to the Beef Value ($B) index when purchasing bulls. The $B value estimates postweaning and carcass trait economic value into one number.

But how often do we really get actual, “real-world” data to compare the economic value of progeny from two different bulls? I had just that opportunity when I visited long-time USPB unit-holder, Gene Wagner from Concordia, MO, this past winter. Gene purchases Angus bulls from a USPB Qualified Seedstock Supplier (QSS) and then finishes the calves at his farm before delivering all of them to USPB.

One bull that was purchased in 2007 (QSS Bull A) had to be unexpectedly taken out of service after only two years of breeding. Caught in a pinch, there was not time to get a replacement from the QSS breeder. So for the next breeding season, Gene went to a local Angus breeder and rented a “good” bull (Bull B) until the QSS breeder could provide a replacement.

The table below shows current Expected Progeny Differences (EPD’s) for postweaning traits from the American Angus Association for the two bulls. These values are updated as of August 2, 2012. Both bulls were similar or better than breed average for carcass EPD’s. Breed average of current sires for the entire breed is +54.13 for $B value. So both bulls were significantly above average for $B value.

Table 1. Current Expected Progeny Differences

	QSS Bull "A"	Bull "B"
Yearling weight	+105	+67
Marbling	+0.59	+0.37
Ribeye	+0.56	+0.44
Backfat	-0.037	-0.017
$B Value	+78.72	+66.00

Gene is also good at maintaining a complete and thorough database of his individual carcass data from USPB. So he was able to look at the differences in the progeny from these two bulls which were used on the exact same group of cows during two subsequent years. Calves were born in the fall and then harvested in November and December of either 2010 or 2011 at approximately 14.5 months of age.

Performance of the progeny from the two bulls is listed in Table 2 on page 2. Since calves were marketed at various times, with various base prices, I recalculated both groups on exactly the same USPB Base grid using average grid inputs from delivery year 2012. The Choice/Select spread was $10.00/cwt, Prime premium was $25.06/cwt and CAB premium equaled $5.00/cwt.

The calves from bull “A” graded outstanding. By most people’s standards, the calves sired by temporary replacement bull “B” also graded quite well, but not as well as those sired by bull “A”. In addition, calves from bull “B” also had lighter carcass weights. The calves from bull “A” were $181.91 more valuable when priced on

...continued on page 2

Company Files
Earnings Results

During the second quarter of fiscal year 2012, which ended June 30, 2012, U.S. Premium Beef, LLC (USPB) recorded a net income of approximately $5.4 million, or $0.73 per Class A unit and $6.40 per Class B unit, compared to a net income of $51.6 million for the thirteen-week period ended June 25, 2011, a decrease of approximately $46.2 million. For the fiscal year-to-date period, USPB had net income of approximately $0.6 million compared to net income of $94.1 million in the prior fiscal year, which was a decrease of approximately $93.5 million.

The decrease in net income in both periods is primarily driven by two items, USPB’s sale of a majority of its ownership interest in National Beef Packing Company, LLC (NBP), to Leucadia National Corporation, and lower gross margins at NBP. Although demand for beef products remained strong during the thirteen and twenty-six week periods, gross margins were lower.w

Company Announces Grid

Changes Effective Aug. 20

USPB continues to monitor our grids relative to customer preferences and other marketplace dynamics. Over the last couple of years, we have observed improved cattle performance in the industry, particularly as it relates to carcass weights. As a result, we are making the changes listed on page 2 to our Base and Market grids effective for cattle shipping the week of August 20, 2012.

The heavyweight threshold changes also apply to

...continued on page 2

USPB Adjusts
ASV Premium

The scheduling of cattle and the payment of premiums under U.S. Premium Beef’s age and source verified (ASV) program are based on market conditions. In anticipation of Japan accepting beef from cattle 30 months of age or less, USPB is adjusting its program. At this time, USPB is no longer accepting ASV delivery projections from its producers for cattle to be delivered after November 30, 2012.

Currently, USPB is paying $35 per head for all ASV cattle scheduled and delivered through November 30, 2012. For producers who have scheduled ASV cattle for delivery between November 30, 2012, and December 29, 2012, USPB will pay $35 per head delivered. We will keep you updated as more information becomes available regarding Japan’s cattle age requirement for U.S. beef and resulting market conditions.

Our ASV premium is dependent upon the Japanese trade remaining open to U.S. beef products and our plants continuing to be approved to export to Japan.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

The Real Value of Genetics...	continued from page 1
Table 2. Progeny Data From Two Sires
	QSS Bull "A"	Bull "B"

Harvest year	2010	2011
Head	25	28
Carcass weight	756.00	697.70
Prime, %	23.28	0
Choice & Prime, %	100.00	85.73
CAB, %	65.65	31.42
BCPR, %	6.70	21.09
Select, %	0	14.27
Yield Grade 1, %	4.01	0
Yield Grade 2, %	20.98	28.91
Yield Grade 3, %	71.03	60.52
Yield Grade 4, %	3.98	10.58
Carcass $/cwt	$207.98	$199.26
Carcass $/head	$1572.21	$1390.30

the same grid, due to their superior quality grading and heavier carcass weight.

Bull “A” sired 25 calves during his initial breeding season, which produced a total added value of $4,548. If he had produced a more normal industry average four calf crops, he would have added $18,191 more value. However, Gene Wagner has both a spring and a fall calving herd. So double the total number of calves, and that now translates to a grand total of $36,382 more total additional value of carcasses produced from a “great” bull compared to a “good” bull. That makes spending more for a better bull look like a much better investment. Remember, this is just the DIFFERENCE in value, not the TOTAL!

You might point out that any bull has the risk of becoming injured or needing to be culled early like bull “A” did. Well, Gene returned the salvage value of the bull to the breeder and then received a full credit, equal to his original payment for bull “A”, on his next purchase in that QSS breeder’s next sale. Now that’s great customer service!

And, by the way, Gene reports that, so far, the bull he purchased to replace bull “A” is doing even better: 56% Prime, 100% Choice & Prime. So it really does pay to turn genetics over and move on to the next, newer, better generation!

If you are interested in learning more about USPB’s Qualified Seedstock Supplier members, visit www.uspremium beef.com/QualifiedFYSS.aspx.w

USPB Non-Conditional Unit Trade Report*
DR = Delivery Rights; DY = Delivery Year	FY 2012 Trades	Most Recent Trades
# Class A Units (DR available DY 2013)	1,000	1,000
Avg. Price Per Unit	$50.00	$50.00
# Class B Units	3,172	1,000
Avg. Price Per Unit	$188.34	$200.00
* Visit www.AgStockTrade.com for a history of USPB online unit sales.
Company Announces Grid Changes...		continued from page1
our NatureSourceTM and NaturewellTM programs."
BASE GRID
Heavyweight Threshold	Moves from 1,000 lbs. and over to 1,050 lbs. and over Discount stays at -$15 per cwt.

MARKET GRID
Heavyweight Threshold	Moves from 1,000 lbs. and over to 1,050 lbs. and over Discount stays at -$15 per cwt.
Certified Angus BeefTM	Premium only, no discount

Unitholders Can Put DY 2013

Delivery Rights on Lease List

USPB will begin accepting requests from unitholders to lease out delivery year (DY) 2013 delivery rights on August 13, 2012. If you want USPB to assist you in leasing your delivery rights, you will need to complete a Delivery Authorization form.

If you intend to lease delivery rights to market cattle through USPB, you will need to complete an Invoice Authorization form. Please call our office at 866-877-2525 for either form. The current lease rate is $7 per delivery right.w

BENCHMARK PERFORMANCE DATA TABLE

Base Grid Cattle Harvested in KS Plants 7/08/12 to 8/04/12
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	65.34	65.79
Prime	2.50	4.57
CH & PR	72.98	84.72
CAB	21.18	30.78
BCP	15.71	18.36
Ungraded	1.25	0.61
Hard Bone	0.34	0.14
YG1	12.44	7.92
YG2	37.52	34.20
YG3	39.00	44.96
YG4	10.15	12.17
YG5	0.89	0.75
Light Weight	0.26	0.10
Heavy Weight	3.19	2.79
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$37.75	$61.13
Yield Benefit	$33.26	$43.53
Yield Grade	-$3.00	-$4.56
Out Weight	-$4.57	-$3.90
ASV	$10.31	$22.34
Natural	$3.83	$10.40
Total Premium	$77.58	$128.94